Exhibit 5.1

[UnitedHealth Group Letterhead]

March 14, 2005

Board of Directors

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being delivered in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), of up to $150,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) under the UnitedHealth Group Executive Savings Plan (as in effect on the date of this opinion, the “Plan”).

As General Counsel for the Company, I am familiar with the affairs of the Company. In addition, my staff and I have examined such documents, including resolutions adopted by the Board of Directors with respect to the Registration Statement and the Deferred Compensation Obligations, and have reviewed such questions of law as I have deemed necessary for the purposes of rendering the opinion set forth below.

In rendering this opinion, I have assumed, the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations have been duly authorized by the Company and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.

The opinion expressed above is limited to the laws of the State of Minnesota.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ David J. Lubben
David J. Lubben General Counsel